Privileged & Confidential
FORM OF EXECUTIVE RETENTION AGREEMENT
THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) by and between Commvault Systems, Inc., a Delaware corporation (the “Company”), and Jennifer DiRico (the “Executive”) is made as of July 15, 2024 (the “Effective Date”).
WHEREAS, the Company recognizes that the continued services of the Executive are an essential component to the success of the Company, and
WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company exists, and the Company has determined it appropriate and wishes to provide certain protections to the Executive,
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.
1.    Key Definitions. As used herein, the following terms shall mean:
1.1    “Accrued Compensation” means: (i) Base Salary accrued by the Executive through, but not paid to the Executive as of, the Date of Termination; (ii) any annual incentive bonus earned by the Executive for a prior year but not paid to the Executive as of the Date of Termination; and (iii) any vested employee benefits to which the Executive is entitled as of the Date of Termination under any employee benefit plan of the Company.
1.2    “Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the occurrence of an event or circumstance constituting Good Reason.
1.3    “Cause” shall have the definition given to it in the Equity Plan.
1.4    “CIC Qualifying Termination” shall mean, in each case, on or within twenty-four (24) months following a Change in Control, (i) a termination of the Executive’s employment by the Company without Cause, (ii) a termination of the Executive’s employment by reason of death or Disability, or (iii) a termination of the Executive’s employment by the Executive for Good Reason.
1.5    “Change in Control” shall have the definition given to it in the Equity Plan..
1.6    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.7    “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.8    “Date of Termination” shall mean the effective date of an employment termination.

1.9    “Disability” shall have the definition given to it in the Equity Plan.
1.10    “Equity Plan” shall mean the Company’s Omnibus Incentive Plan, as amended and as in effect as of the date hereof.
1.11    “Good Reason” shall mean, in each case without the consent of the Executive, a (i) a material reduction in the Executive’s title, duties, authority, role, responsibilities or scope (inclusive of those duties, authorities, responsibilities or scope related to the Executive’s public-company duties, authorities, responsibilities or scope, as applicable), (ii) a relocation required by the Company from the location of the Executive’s home office, or (iii) any reduction in total target direct compensation (i.e., Base Salary, Target Bonus or Target Incentive Opportunity); provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of such event or condition constituting Good Reason within ninety (90) days after the Executive knows of the occurrence of any such event or condition, and the Company shall have sixty (60) days from the date of receipt of such written notice to effect a cure of the event or condition constituting Good Reason, and, upon cure thereof by the Company, such event or condition shall no longer constitute Good Reason.
1.12    “Non-CIC Qualifying Termination” shall mean (i) a material reduction in Base Salary or Target Bonus that is not applied uniformly to other similarly situated executives, (ii) without the consent of the Executive, a relocation required by the Company from the location of the Executive’s home office, or (iii) a termination of the Executive’s employment by the Company without Cause. For clarity, a Non-CIC Qualifying Termination shall not include termination of the Executive’s employment with the Company by reason of Executive’s death or Disability, subject to applicable law, or a CIC Qualifying Termination; provided, however, that for clauses (i)-(ii), the Executive must provide written notification of such event or condition in clauses (i)-(ii) within ninety (90) days after the Executive knows of the occurrence of any such event or condition, and the Company shall have sixty (60) days from the date of receipt of such written notice to effect a cure of the event or condition in clauses (i)-(ii), and, upon cure thereof by the Company, such event or condition shall no longer constitute a Non-CIC Qualifying Termination by reason of clauses (i)-(ii).
1.13    “Target Bonus” shall mean the Executive’s target cash annual incentive bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which the Date of Termination occurs or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance resulting in a CIC Qualifying Termination or Non-CIC Qualifying Termination; provided, that if the Executive is not eligible to receive a specified target cash annual incentive bonus following a Change in Control, the Target Bonus shall mean such target cash annual incentive bonus in effect as of immediately prior to the date of the Change in Control.
1.14    “Target Incentive Opportunity” shall mean the Executive’s target annual long-term equity incentive opportunity in respect of the fiscal year in which the Date of Termination occurs or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance resulting in a CIC Qualifying Termination; provided, that if the Executive is not eligible to receive a specified target annual long-term equity incentive opportunity following a
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Change in Control, the Target Incentive Opportunity shall mean the most recent target annual long-term equity incentive opportunity actually granted to the Executive by the Company in the last annual grant cycle occurring immediately prior to the Change in Control.
2.    Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the fulfillment by the Company of all of its obligations herein.
3.    Accrued Compensation. The Company shall pay the Accrued Compensation to the Executive (or the Executive’s estate, as applicable) upon a CIC Qualifying Termination or a Non-CIC Qualifying Termination in a lump-sum payment as soon as practicable following the Date of Termination, but in any event before the earlier to occur of (y) the payment date required by applicable law and (z) thirty (30) days immediately following the Date of Termination.
4.    CIC Qualifying Termination. In the event that the Executive incurs a CIC Qualifying Termination, then the Executive shall be entitled to the following benefits, provided the Executive (or the Executive’s estate, as applicable) timely executes, delivers, and does not revoke a release of claims in form and substance as provided by the Company (the “Release”):
(a)    each outstanding and unvested equity award shall vest and become exercisable, as applicable, (i) with those unvested equity awards that vest in part based on the achievement of performance metrics, vesting deemed earned at 100% of target or if a performance measurement period is applicable, the actual level of performance achieved consistent with other executives as determined by the Board of Directors of the Company or a committee thereof, and (ii) with those vested stock options that are not intended to constitute “incentive stock options” as described in Section 422 of the Code remaining exercisable by the Executive until the earlier of the second anniversary of the Date of Termination or the expiration of the original term of such option; provided that, except as provided in Section 8 or Section 11.8, the equity awards that vest in accordance with this Section 4(a) shall be settled or become exercisable on the sixty-first (61st) day following the Date of Termination;
(b)    an amount equal to (i) twelve (12) months of Base Salary, and (ii) a Target Bonus, prorated to reflect the portion of the applicable performance period elapsed prior to the Date of Termination, which amounts shall be paid in a lump-sum on the sixty-first (61st) day following the Date of Termination (the “CIC Payment Date”); and
(c)    an amount equal to the product of (i) the cost to the Executive of one month of continued participation for Executive and Executive’s eligible dependents in the Company’s group health, medical, dental, vision and life insurance programs or policies in which the Executive and his or her eligible dependents was eligible to participate as of the Date of Termination on the same basis as active employees and assuming that Executive timely and properly made an election under COBRA, multiplied by (ii) twelve (12), which resulting amount shall be paid in a lump-sum on the CIC Payment Date and irrespective of whether or not Executive uses such payment toward the cost of COBRA and/or life insurance plan premiums.
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5.    Non-CIC Qualifying Termination. In the event that the Executive incurs a Non-CIC Qualifying Termination, then the Executive shall be entitled to the following benefits, provided the Executive (or the Executive’s estate, as applicable) timely executes, delivers, and does not revoke the Release:
(a)    each outstanding and unvested equity award shall vest as if the Executive continued in employment with the Company for a period of twelve (12) months from the Date of Termination, and (i) for those unvested equity awards that vest in part based on the achievement of performance metrics, vesting shall occur at the actual level of performance achieved consistent with other executives as determined by the Board of Directors of the Company or a committee thereof and (ii) for those vested stock options that are not intended to constitute “incentive stock options” as described in Section 422 of the Code remaining exercisable by the Executive until the earlier of the second anniversary of the Date of Termination or the expiration of the original term of such option; provided that, except as provided in Section 8 or Section 11.8, the equity awards that vest in accordance with this Section 5(a) shall be settled or become exercisable on the sixty-first (61st) day following the Date of Termination except that those awards that remain outstanding and eligible to vest during such twelve (12) month period in accordance with Section 5(a)(i) shall be settled in accordance with their terms and, in any event, prior to March 15 of the year following the year in which the applicable performance period ends;
(b)    an amount equal to twelve (12) months of Base Salary, which shall be paid in substantially equal installments over the one-year period following the Date of Termination, payable in accordance with the Company’s normal payroll practices, and shall commence on the first regularly scheduled payroll date that occurs immediately following the sixty-first (61st) day following the Date of Termination (such date, the “Payment Commencement Date”); provided, that the portion of the severance amount provided under this Section 5(b) that is payable on the Payment Commencement Date shall include a lump-sum amount equal to the portion of the severance amount that would have been payable commencing on the Date of Termination and ending on the Payment Commencement Date; and
(c)    an amount equal to the product of (i) the cost to the Executive of one month of continued participation for Executive and Executive’s eligible dependents in the Company’s group health, medical, dental, vision and life insurance programs or policies in which the Executive and his or her eligible dependents was eligible to participate as of the Date of Termination on the same basis as active employees and assuming that Executive timely and properly made an election under COBRA, multiplied by (ii) twelve (12), which resulting amount shall be paid in a lump-sum on the Payment Commencement Date and irrespective of whether or not Executive uses such payment toward the cost of COBRA and/or life insurance plan premiums.
6.    Notice of Termination of Employment.
6.1    Any termination of the Executive’s employment by the Company shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 10. Any Notice of Termination shall: (i) indicate the specific
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termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the Date of Termination.
6.2    The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of a CIC Qualifying Termination, a Non-CIC Qualifying Termination, or Cause shall not waive any right of the Company hereunder or preclude the Company from asserting any such fact or circumstance in enforcing the Company’s rights hereunder.
7.    Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
8.    Coordination of Benefits; Settlement of Awards.
8.1    Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering the Executive as of the Effective Date constitutes deferred compensation under Section 409A of the Code (“Section 409A”), then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. Further, to the extent, if any, provisions of this Agreement affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if a Change in Control does not constitute a change in control event within the meaning of Section 409A, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.
8.2    Notwithstanding anything in Section 4(a) or Section 5(a) to the contrary, if all or a portion of a Company equity award subject to accelerated vesting under the terms of such Sections constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such awards shall vest at the time(s) provided in such Sections, but settlement, distribution or payment, as the case may be, shall be made on the earliest possible date that would not subject such awards to taxation and/or tax penalties under Section 409A.
9.    Successors.
9.1    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement to the same
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extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment in a manner consistent with the procedures for Good Reason. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets by operation of law or otherwise.
9.2    Successor to Executive. This Agreement shall, at Executive’s direction, inure to the benefit of and be enforceable by the Executive’s heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
10.    Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at its principal corporate offices, Attention: Chief Legal Officer, with a copy to legal@commvault.com, and to the Executive at the Executive’s address indicated on the Company’s personnel records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
11.    Miscellaneous.
11.1    Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and does not prevent the Executive from terminating employment at any time.
11.2    Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. Any claims, disputes or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Executive’s resident state, in accordance with the rules of JAMS then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Furthermore, the Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
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11.3    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.4    Waivers. No waiver by either party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by either party shall be deemed a waiver of that or any other provision at any subsequent time.
11.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
11.6    Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
11.7    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the severance matters contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. Notwithstanding the foregoing, this Agreement shall not limit, and shall be in addition to, any rights the Executive may have, or be entitled to, with respect to the acceleration of equity pursuant to any equity plan of the Company (such as, but not limited to, any acceleration of equity awards under the Company’s equity incentive plans) or its subsidiaries (as administrated by the relevant plan administrator), any option or restricted stock agreement, or any other written documentation related to the acceleration of equity executed or assumed by or on behalf of the Company or its subsidiaries. In the event of a conflict between any provision of this Agreement and any provision of any other agreement in effect between the Company and the Executive, the provision affording the greater benefit to the Executive will govern.
11.8    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:
(a)    Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
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(b)    Amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Executive’s date of death).
(c)    Amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.
(d)    “Disability” shall accelerate settlement (but not vesting) only to the extent that Executive has a “disability” within the meaning of Section 409A of the Code.
The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
11.9    Section 280G.
(a)    Notwithstanding any other provision of the Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of the Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)    In the case of a reduction in the Total Payments pursuant to Section 11.9(a), the Total Payments shall be reduced in the following order: (A) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity the full amount of which are
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treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (C) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (D) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (E) all other non-cash benefits not otherwise described in clauses (B) or (D) shall be next reduced pro-rata.
11.10    Executive’s Acknowledgements. The Executive acknowledges that s/he: (a) has read this Agreement; (b) understands the terms and consequences of this Agreement; and (c) has been advised by counsel prior to entering into this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
COMMVAULT SYSTEMS, INC.
/s/ Martha Delehanty
Martha Delahanty, Chief People Officer
EXECUTIVE:
/s/ Jennifer DiRico
Jennifer DiRico, Chief Financial Officer